Exhibit 99.1

Medley Capital Corporation Upsizes and Prices $121.1 Million of 5.05% Notes and Announces Dual Listing of MCC Common Equity on the Tel Aviv Stock Exchange

NEW YORK, NY (January 26, 2018) – Medley Capital Corporation (the “Company”) (NYSE: MCC) today announced that it has priced an offering in Israel of $121.1 million of 5.05% Series A Notes, or the (“2024 Notes”). Due to strong demand, the 2024 Notes were upsized from $82.1 million to $121.1 million.

The 2024 Notes are rated ilA+ by S&P Global Ratings Maalot Ltd. and will be listed for trading on the Tel Aviv Stock Exchange.

The Company’s common stock has been approved for listing on the Tel Aviv Stock Exchange (“TASE”). Trading is expected to begin on or about Monday, January 29, 2018.

"We are pleased to have successfully priced our most recent bond offering, which extends our debt maturity profile and increases our fixed rate liabilities. We appreciate the strong investor support and look forward to expanding our equity investor base through the dual listing of our public equity on the Tel Aviv Stock Exchange," said Brook Taube, CEO of Medley Capital Corporation.

The 2024 Notes will be issued pursuant to a deed of trust between the Company and Mishmeret Trust Company, Ltd. as trustee.

The 2024 Notes will mature on February 27, 2024, and may be redeemed in whole or in part at any time or from time to time at the Company’s option, beginning 60-days after listing. Interest on the 2024 Notes will be payable semi-annually in arrears beginning August 27, 2018. The principal on the 2024 Notes will be payable in four equal annual installments, each at the rate of 25% of the original principal amount of the 2024 Notes, which shall be payable on February 27 of each of the years 2021-2024.

The Company intends to use the net proceeds from the offering to repay existing indebtedness, fund new investment opportunities and for general corporate purposes.

The 2024 Notes are general, unsecured obligations and rank equal in right of payment with all of the Company’s existing unsecured indebtedness. The deed of trust governing the 2024 Notes includes certain customary covenants, including minimum equity requirements, and events of default.

The 2024 Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration under the Securities Act or in transactions exempt from, or not subject to, such registration requirements.

The Company’s common stock will continue to be listed on the New York Stock Exchange (“NYSE”) and the Company will remain subject to the rules and regulations applicable to NYSE-listed companies. Investors should note that trading on the TASE occurs Sunday through Thursday from 9:30 am to 5:30 pm Israel time, except on TASE trading holidays. The TASE Clearing House is electronically linked to the Depository Trust Company, a subsidiary of the Depository Trust & Clearing Corporation, to automate the cross-border settlement of shares listed on both the TASE and a U.S. Exchange. No new shares of the Company’s common stock will be issued in connection with the admission to trading on the Tel Aviv Stock Exchange.

ABOUT MEDLEY CAPITAL CORPORATION

Medley Capital Corporation is a closed-end, externally managed business development company ("BDC") that trades on the New York Stock Exchange (NYSE: MCC). Medley Capital Corporation's investment objective is to generate current income and capital appreciation by lending to privately-held middle market companies in the U.S., primarily through directly originated transactions, to help these companies expand their businesses, refinance and make acquisitions. Our portfolio generally consists of senior secured first lien loans and senior secured second lien loans. In many of our investments, we receive warrants or other equity participation features, which we believe will increase the total investment returns. Medley Capital Corporation is externally managed by MCC Advisors LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. For additional information, please visit Medley Capital Corporation at www.medleycapitalcorp.com.

ABOUT MCC ADVISORS LLC

MCC Advisors LLC is a subsidiary of Medley Management Inc. (NYSE: MDLY, “Medley”). Medley is an alternative asset management firm offering yield solutions to retail and institutional investors. Medley’s national direct origination franchise, with over 85 people, is a premier provider of capital to the middle market in the U.S. Medley has over $5 billion of assets under management in two business development companies, Medley Capital Corporation (NYSE: MCC) and Sierra Income Corporation, a credit interval fund, Sierra Total Return Fund (NASDAQ:SRNTX) and several private investment vehicles. Over the past 15 years, Medley has provided capital to over 400 companies across 35 industries in North America1. For additional information, please visit Medley Management Inc. at www.mdly.com.

Medley LLC, the operating company of Medley Management Inc., has outstanding bonds which trade on the NYSE under the symbols (NYSE:MDLX) and (NYSE:MDLQ). Medley Capital Corporation (NYSE:MCC) has outstanding bonds which trade on the NYSE under the symbols (NYSE:MCV) and (NYSE:MCX).

FORWARD-LOOKING STATEMENTS

Statements included herein may contain "forward-looking statements". Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the Company with the Securities and Exchange Commission. Except as required by law, the Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

This is not an offer or a solicitation of an offer to buy any securities of Medley Capital Corporation. Such an offer can be made only by means of a prospectus.

SOURCE: Medley Capital Corporation

Investor Relations Contact:
Sam Anderson
Head of Capital Markets & Risk Management
Medley Management Inc.
212.759.0777

Media Contact:
Erin Clark
Teneo Holdings LLC
646.214.8355

_______________________

1 Medley Management Inc. is the parent company of Medley LLC and several registered investment advisors (collectively, ”Medley”). Assets under management refers to assets of our funds, which represents the sum of the net asset value of such funds, the drawn and undrawn debt (at the fund level, including amounts subject to restrictions) and uncalled committed capital (including commitments to funds that have yet to commence their investment periods). Assets under management are as of September 30, 2017.